PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                        Dated February 10, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2005

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

     We will apply to list the notes on the Paris Bourse.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          Euro 500,000,000

Maturity Date:             July 12, 2005; provided that if such day is not a
                           business day, the payment of principal and interest due on such date will be made on the next succeeding day that is a business day, and no interest shall accrue for the period from and after the maturity date.

Settlement Date
  (Original Issue Date):   February 17, 2000

Interest Accrual Date:     February 17, 2000

Issue Price:               99.308%

Specified Currency:        Euro

Redemption Percentage
    at Maturity:           100%

Initial Redemption
    Percentage:            N/A

Annual Redemption
    Percentage Reduction:  N/A

Optional Repayment
    Date(s):               N/A

Interest Rate:             5.625% per year, on an actual/actual day count basis

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Interest Payment Dates:    Each July 12, commencing July 12, 2000; provided that
                           if that day is not a business day, the interest payment will be made on the next succeeding day that is a business day

Interest Payment Period:   Annual; provided that the interest payment for July
                           12, 2000 will be for the period from and including
                           February 17, 2000 to but excluding July 12, 2000

Denominations:             Euro 10,000

Business Day:              New York, London or TARGET

Paying Agent in France:    Morgan Stanley S.A.

Common Code:               107963182

ISIN:                      XS0107963182

Code Sicovam:              49733

Other Provisions:          See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER
ABN AMRO                                                        BARCLAYS CAPITAL
CDC MARCHES                                       COMMERZBANK AKTIENGESELLSCHAFT
CREDIT LYONNAIS                                 DEUTSCHE BANK AKTIENGESELLSCHAFT

Plan of Distribution:

     On February 10, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.008%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.308% less a selling concession of 0.150% and a combined management and underwriting commission of 0.150% of the principal amount of these notes.




                                                    Principal Amount of
                         Name                              Notes
                         ----                       -------------------
Morgan Stanley & Co. International Limited........  Euro  470,000,000
ABN AMRO Bank NV..................................          5,000,000
Barclays Bank PLC.................................          5,000,000
CDC Marches.......................................          5,000,000
Commerzbank Aktiengesellschaft....................          5,000,000
Credit Lyonnais...................................          5,000,000
Deutsche Bank Aktiengesellschaft..................          5,000,000
        Total.....................................  Euro  500,000,000
                                                    =================

     Morgan Stanley Dean Witter & Co. and each manager have represented and agreed that these notes are being issued outside France and that they have not offered or sold, and will not offer or sell any of these notes in the Republic of France, in connection with their initial distribution, and have not distributed and will not distribute or cause to be distributed in the Republic of France the prospectus or any amendment, supplement or replacement thereto including this pricing supplement or any other offering material relating to these notes, except (i) to qualified investors (investisseurs qualifies) and/or
(ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in Article 6 of Ordinance dated September 28, 1967 (as amended) and Decree n(degree)98-880 dated October 1, 1998.

     You may inspect the documentation for these notes at the offices of Morgan Stanley S.A., the paying agent, in France, located at:

          25, rue Balzac
          75008 Paris
          France

     The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.

              PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
             D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
           (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
            ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION
           DES OPERATIONS DE BOURSE SOUS LE NO. P99-159 DU 4 MAI 1999


1.   Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 4 mai 1999, date du no. d'enregistrement P99-159 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                                         Morgan Stanley Dean Witter & Co.

                                         /s/ Alexander C. Frank
                                         ---------------------------------------
                                             Alexander C. Frank
                                                  Treasurer


2.   Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                                         Morgan Stanley S.A.


                                         /s/ Victoria Emmerson
                                         ---------------------------------------
                                              Victoria Emmerson
                                                 Associate
                                              Attorney-in-fact


     La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
(BALO) du 21 fevrier 2000.



                 VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P99-159 du 4 mai 1999 et a appose sur la presente Note d'Operation le visa no. 00-176 du 17 fevrier 2000.